UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of the earliest event reported): December 23, 2009

SRI/SURGICAL EXPRESS, INC.

(Exact Name of Registrant as specified in its Charter)

Florida	000-20997	59-3252632
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12425 Race Track Road

Tampa, Florida 33626

(Address of Principal Executive Offices)

(813) 891-9550

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2009, SRI/Surgical Express, Inc. (“SRI”) announced the promotion of Mark R. Faris to Vice President and Chief Financial Officer, effective immediately.

Mr. Faris, 43, has served as SRI’s interim principal financial officer since April 17, 2009. He initially joined SRI in February 2007 as Controller and Vice President. Mr. Faris previously served as Director of Treasury at WellCare Health Plans, Inc., Director of Finance and Controller at Regeneration Technologies, Inc., and a senior audit manager with PricewaterhouseCoopers.

SRI and Mr. Faris entered into a Retention Agreement dated December 23, 2009, setting forth severance and confidentiality and non-competition agreements. The Retention Agreement is attached as Exhibit 10.1, and incorporated by reference.

The following summarizes principal terms of Mr. Faris’s employment:

•	Initial annual base salary of $205,000.

•	Eligible for an annual incentive bonus of up to forty percent (40%) of annual base salary, to be established by the Compensation Committee of the Board of Directors.

•	Bonus of $20,000 for the period during which he acted as interim principal financial officer.

•

Grant of stock options for 50,000 shares of common stock, with an exercise price determined on January 4, 2010, to vest in five equal increments of 10,000 shares on successive anniversaries of the grant date.

•

Pursuant to the Retention Agreement, if Mr. Faris is involuntarily terminated, Mr. Faris receives salary and COBRA premiums for health and dental coverage for 270 days following his termination. This description is qualified by reference to the full Retention Agreement.

Item 7.01.	Regulation FD Disclosure.

On December 23, 2009, SRI issued a press release announcing the promotion of Mr. Faris, a copy of which is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description

10.1	Retention Agreement dated as of December 23, 2009, between SRI/Surgical Express, Inc. and Mark Faris.

99.1	Press Release dated December 23, 2009.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRI/SURGICAL EXPRESS, INC.
(Registrant)

Dated: December 23, 2009	By:	/S/ GERALD WOODARD
Gerald Woodard
Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Retention Agreement dated as of December 23, 2009, between SRI/Surgical Express, Inc. and Mark Faris.

99.1	Press Release dated December 23, 2009.